SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d)

of The Securities Exchange Act OF 1934

Date of Report: June 17, 2003

(Date of earliest event reported)

CHEROKEE INC.

(Exact name of Registrant as specified in its Charter)

Delaware	1-18640	95-4182437
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6835 Valjean Avenue

Van Nuys, California 91406

(Address of Principal Executive Offices, including Zip Code)

(818) 908-9868

(Registrant’s telephone number, including area code)

Item 5.

Cherokee Inc. announced today that the Los Angeles Superior Court confirmed the full award including finder’s fees withheld under the finder’s agreement, interest at the legal rate on monies previously withheld, and Cherokee’s full attorney’s costs. It also reaffirmed the validity of the original finder’s agreement between Cherokee Inc. and Mossimo Inc., further ordering that Cherokee is entitled to receive from Mossimo 15% of all monies received by Mossimo from Target Stores pursuant to Mossimo’s licensing agreement with Target Stores dated March 28, 2000 and from any future extensions. Cherokee now plans to move to collect all monies owed to them by Mossimo under the judgment. However, Cherokee understands that Mossimo has the right to appeal the judgment, and if they choose to do so, will be required to either pay Cherokee or post a bond for an amount one and one half times the amount of the judgment. In the event of an appeal and a posting of a bond, interest, now accruing at over $5,000 per week, will continue to accrue at the statutory rate.

Kyle Wescoat, Chief Financial Officer stated “ We are pleased that the judgment has now been entered by the Court. Although this asset continues to grow and accrue interest at a high rate, since we are not clear when we will be receiving payment, we are exploring alternatives such as the selling or insuring of this asset which could provide us with greater current liquidity.”

ITEM 7.    Exhibits.

Exhibit No.	Description

99.1	Press Release dated June 17, 2003

ITEM 9.    Registration FD Disclosure.

On June 17, 2003, Cherokee Inc. issued a press release, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Pursuant to the requirements of the Securities Exchange act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHEROKEE INC.

Date: June 17, 2003	By:	/s/ KYLE B. WESCOAT
Name: Kyle B. Wescoat
Title: Chief Financial Officer